UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 22, 2022 (July 19, 2022)

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York	10523
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01/share	PRTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 19, 2022, certain subsidiaries of Party City Holdco Inc. (the “Company”) entered into a Seventh Amendment to ABL Credit Agreement (the “ABL Amendment”) among Party City Holdings Inc., a wholly-owned indirect subsidiary of the Company (“PCHI”), Party City Corporation, a wholly-owned direct subsidiary of PCHI (together with PCHI, the “Borrowers”), PC Intermediate Holdings, Inc., the direct parent company of PCHI (“PC Intermediate”), certain subsidiaries of the Borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), which amended that certain ABL Credit Agreement, originally dated as of August 19, 2015 (as amended from time to time, the “ABL Credit Agreement”), by and among the Borrowers, PC Intermediate, the subsidiaries of the Borrowers from time to time party thereto, the lenders from time to time party thereto, and the Administrative Agent.

Pursuant to the ABL Amendment, the aggregate commitments under the asset-based revolving credit facility under the ABL Credit Agreement were increased from $475,000,000 to $562,110,500 (collectively, the “ABL Facility”). Such increase includes the establishment of a new $17,110,500 asset-based first-in, last-out revolving tranche (the “FILO Facility”). The FILO Facility is similar in nature to the first-in, last-out facility that previously existed under the ABL Credit Agreement prior to the Fifth Amendment thereto in February 2021. Commencing in March 2023, the Borrowers will be required to make scheduled quarterly payments of the loans under the FILO Facility equal to 5.55% of the original principal amount of the FILO Facility as in effect on the date of the ABL Amendment (with a corresponding reduction to the aggregate commitments under the FILO Facility). The balance of the FILO Facility has the same final stated maturity date as the other loans under the ABL Facility, which is scheduled to occur in February 2026 (subject to a springing maturity at an earlier date, under certain circumstances, if the maturity date of certain other debt of PCHI has not been extended or refinanced).

The ABL Amendment replaced the London Interbank Offered Rate (“LIBOR”) as the interest rate benchmark under the ABL Credit Agreement with the forward-looking term rate based on the Secured Overnight Financing Rate, subject to a 0.10% credit spread adjustment (“Adjusted Term SOFR”). Pursuant to the ABL Amendment, outstanding loans under the ABL Credit Agreement bear interest at a rate per annum equal to the applicable margin plus, at the Borrowers’ option, either (a) an alternate base rate (“ABR”), which is the highest of (i) the Administrative Agent’s prime rate, (ii) the federal funds effective rate plus 0.50%, and (iii) Adjusted Term SOFR for a one-month tenor plus 1.00%, or (b) Adjusted Term SOFR for the applicable interest period. Other than with respect to borrowings under the FILO Facility, the rates for the applicable margin for borrowings under the ABL Facility remain unchanged, ranging from 0.50% to 0.75% with respect to ABR borrowings and from 1.50% to 1.75% with respect to Adjusted Term SOFR borrowings. The applicable margin for borrowings under the FILO Facility is 1.75% with respect to ABR borrowings and 2.75% with respect to Adjusted Term SOFR borrowings.

The ABL Amendment also modified certain other provisions of the ABL Credit Agreement, including, among other things, to make certain changes to the excess availability trigger for the springing fixed charge coverage ratio covenant in connection with the commitment increase under the ABL Facility. Pursuant to the ABL Amendment, PCHI must comply with such financial covenant if excess availability under the ABL Facility on any day is less than the greater of: (a) $46,000,000 (increased from $40,000,000) and (b) 10% of the Total Line Cap (as defined therein).

This description of the ABL Amendment does not purport to be complete and is qualified in its entirety by reference to the ABL Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

As of July 21, 2022, the Borrowers had approximately $146,000,000 of available borrowing capacity under the ABL Facility, based on the borrowing base then in effect and the aggregate principal amount of borrowings and letters of credit then outstanding under the ABL Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Seventh Amendment to ABL Credit Agreement, dated as of July 19, 2022, among Party City Holdings Inc., Party City Corporation, PC Intermediate Holdings, Inc., the subsidiaries of the borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain of the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: July 22, 2022	By:	/s/ Todd Vogensen
Todd Vogensen
Chief Financial Officer

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